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Exhibit 99(d)(3)

Dynamic Power Corporation
225 East Huntington Drive
Monrovia, CA 91016

November 14, 2002

Clary Corporation
1960 South Walker Street
Monrovia, CA 91016
Attention: Special Committee

Re:	Tender Offer for Shares of Clary Corporation —The Agreement for Non-Use and Disclosure of Confidential Information

Dear Sirs:

        In connection with our discussions concerning our tender offer for all of the outstanding shares of Clary Corporation (the "Company"), we have requested and will be requesting information, including corporate records, contracts, statistical data, reports, and other documents and materials (together, "information") from and concerning the Company, which information, to the extent not publicly available, may be confidential. You also may be requesting certain confidential information from us or our affiliates. For purposes of this agreement, all information that is designated in writing as confidential by any person providing such information and that is not publicly available shall be presumed confidential.

        This letter constitutes our reciprocal agreement and assurances that you, we and our respective officers, directors, employees, affiliates, advisers, accountants, agents and representatives (collectively, "covered persons") (a) will use all information so obtained only for purposes related to its investigation of the other party as to the proposed transaction, (b) will, unless otherwise required by law, use commercially reasonable efforts to protect and preserve the confidentiality of such information, and (c) will return on demand all copies of such information (and all related notes) as are delivered to any covered person upon termination of negotiations or of any agreement between us or, alternatively, will destroy all such information (and all related notes) on demand (and certify in writing such destruction).

        This letter shall be governed by and construed in accordance with the internal laws of the State of California, and this letter may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

        Please evidence your agreement with the foregoing by executing and returning the enclosed copy of this letter, whereupon it will become binding upon all covered persons, for our mutual benefit and that of our respective affiliates.

Very truly yours,
DYNAMIC POWER CORPORATION
		By:	/s/ John G. Clary
		Name:	John G. Clary
		Title:	Chief Executive Officer
AGREED:
CLARY CORPORATION
By	/s/ D.G. Ash
Name:	D.G. Ash
Title:	Treasurer and Assistant Secretary Clary Corporation; Member of Special Committee to the Board of Directors
Date:	November 14, 2002

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  Exhibit 99(d)(3)